EXHIBIT D-2

STATE OF INDIANA

INDIANA UTILITY REGULATORY COMMISSION


PETITION OF PSI ENERGY, INC.                            )
AND THE CINCINNATI GAS &                                       )
ELECTRIC COMPANY REQUESTING                             )      CAUSE NO.  42072
THAT THE INDIANA UTILITY                                       )
REGULATORY COMMISSION MAKE                              )
CERTAIN FINDINGS AS REQUIRED                            )
UNDER SECTION 32(C) OF THE PUBLIC            )
UTILITY HOLDING COMPANY ACT                             )
ALLOWING FOR CERTAIN OF                                        )
CG&E'S GENERATING PROPERTIES TO              )               APPROVED:  10-3-01
BE ELIGIBLE FACILITIES FOR EXEMPT            )
WHOLESALE GENERATOR OWNERSHIP                )


BY THE COMMISSION:
David E. Ziegner, Commissioner
Judith G. Ripley, Commissioner
Priscilla J. Fossum, Administrative Law Judge

            On August 24, 2001, PSI Energy, Inc. ("PSI") and The Cincinnati Gas & Electric Company ("CG&E") (together "Petitioners") filed a Joint Petition seeking from this Commission certain findings to allow CG&E's generating facilities to be eligible facilities for exempt wholesale generator ("EWG") ownership, as required by the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). The PSI-Industrial Group's petition to intervene was granted by the Commission on September 21, 2001.

            A public evidentiary hearing was held at 3:00 p.m. EST on September 24, 2001, in room E-306 in the Indiana Government Center South, Indianapolis, Indiana. Petitioner, the OUCC, and PSI-Industrial Group participated. Petitioners presented the testimony of Douglas F. Esamann, Vice President and Chief Financial Officer of Cinergy's Energy Merchant Business Unit, and also submitted a memorandum of law to support their Petition. The OUCC and PSI-Industrial Group waived cross-examination of Petitioners' witness, and no other members of the public appeared.

            Also on September 24, 2001, Petitioners filed a proposed order and a supporting memorandum of law in this Cause. No party filed any exceptions to the proposed order or the supporting memorandum of law.

            The Commission has given consideration to the evidence presented herein, in arriving at the findings and conclusions set forth in this Order. Therefore, based upon the applicable law and the evidence herein, and being duly advised in the premises, the Commission now finds as follows:

            1. Commission Jurisdiction and Notice. Due, legal and timely notice of the evidentiary hearing in this Cause was given as required by law. PSI is a public utility corporation organized and existing under the laws of the State of Indiana with its principal office in Plainfield, Indiana. PSI is engaged in rendering electric utility service in the State of Indiana. PSI owns, operates, manages and controls, among other things, plant and equipment within the State of Indiana used for the production, transmission, delivery and furnishing of such service to the public. PSI is a public utility within the meaning of the Public Service Commission Act, as amended, and is subject to the jurisdiction of the Commission.. IC 8-2-1, et seq. Furthermore, PSI is a member of the Cinergy Corp. ("Cinergy"), a Delaware corporation that controls several public utility companies as a result of a 1994 merger.

            CG&E, a public utility corporation organized and existing under the laws of the State of Ohio, with its principal office in Cincinnati, Ohio, is also a member of the Cinergy registered public utility holding company system as a result of the 1994 merger. CG&E is engaged in rendering electric and gas utility service in the State of Ohio. CG&E owns, operates, manages and controls, among other things, plant and equipment in the States of Ohio and Kentucky used for the production, transmission, delivery and furnishing of such services to the public. CG&E also supplies electric energy at wholesale to customers in both Ohio and Kentucky. CG&E has no generating facilities located in the State of Indiana.

            Cinergy is a registered holding company under PUHCA. Section 32(c) of PUHCA requires certain preconditions before generating facilities, like CG&E's generating facilities and the subject of this Petition, may become "eligible facilities," as defined in section 32(a) of PUHCA. That section defines "eligible facilities" as generating facilities eligible for ownership or operation by EWGs ("Eligible Facilities"). Because: 1) PSI is affiliated with Cinergy; 2) PSI is subject to this Commission's rate regulation; and 3) CG&E's generating facilities were rate- based in whole or in part as of October 1992, this Commission must make certain findings before CG&E's generating facilities are considered Eligible Facilities. Accordingly, the Commission has jurisdiction over the parties and the subject matter of this Cause.

            2. Relevant Background Information. In 1999, the Ohio General Assembly passed comprehensive electric utility restructuring legislation, which was signed into law by the Governor of Ohio. Among other things, the legislation required that Ohio electric utilities implement a Corporate Separation Plan, the purpose of which is to fully separate the provision of regulated retail electric service, transmission and distribution, from non-regulated retail electric service or generation.

            As a regulated utility providing retail electric service in Ohio, CG&E is subject to Ohio's electric restructuring legislation, including the Corporate Separation Plan requirement. In accordance with that requirement, CG&E filed a Corporate Separation Plan with the Public Utilities Commission of Ohio ("PUCO") calling for the creation of one or more exempt EWGs and the transfer of its Ohio electric generating facilities to the EWG. On August 31, 2000, the PUCO issued an order approving CG&E's electric transition plan, including the requirement that CG&E transfer its generating properties to the EWG.

            Consistent with the PUCO-approved Corporate Separation Plan, CG&E intends to transfer to the EWG - or to EWG subsidiaries of the EWG - all of its interests in electric generating properties, including various applicable contracts other than certain of CG&E's existing wholesale power contracts, agreements, permits, leases, liabilities and electric generating equipment. CG&E's interests in the following Ohio and Kentucky generating properties will be transferred to the EWG or its subsidiaries: W.C. Beckjord Generating Station; Conesville Generating Station; Dick's Creek Generating Station; East Bend Generating Station; Killen Generating Station; Miami Fort Generating Station; J.M. Stuart Generating Station; Woodsdale Generating Station; and the W.H. Zimmer Generating Station.

            3. The Commission's Role under Section 32(c) of PUHCA. Under certain circumstances, section 32(c) of PUHCA imposes certain state-commission related requirements when a public utility's generating facilities are proposed to be considered Eligible Facilities. Those circumstances are: 1) when the public utility whose generating facilities are proposed to be Eligible Facilities is part of a registered holding company system; and 2) when that public utility's generating facilities were rate-based in whole or in part as of October 1992. In these circumstances, each state public utility commission that regulates the retail rates of Cinergy's public utility subsidiaries must make certain findings, namely that allowing such facilities to be Eligible Facilities: "(1) will benefit consumers, (2) is in the public interest, and (3) does not violate state law." 15 U.S.C. ss. 79z-5a(c)(2000).

            As noted above, these circumstances are presented here. CG&E is a part of Cinergy, a registered holding company system, and CG&E's generating facilities were rate-based, in whole or in part, as of October 1992. Accordingly, because we regulate the retail rates of one of Cinergy's public utility subsidiaries, PSI, the above-described findings are one essential precondition for CG&E's generating facilities to become Eligible Facilities.

            4. Relevant Settlement Agreements. In a FERC proceeding involving the termination and replacement of Cinergy's 1994 Operating Agreement (FERC Docket No. ER01- 200-000), PSI, CG&E, the Commission Staff, the OUCC, and a number of other parties reached a settlement agreement. The FERC approved that agreement on June 13, 2001. The FERC agreement contemplates the issuance of an order by this Commission containing the required statutory findings under section 32(c) of PUHCA necessary to provide for the EWG status of CG&E generation assets, as Petitioners have requested in this case.

            On September 11, 2001, the Commission approved a settlement agreement that essentially replaces the 1994 Operating Agreement with two successor-operating agreements. Commission Order, Cause No. 41954 (September 11,
2001). A condition of that settlement agreement requires that the Commission issue an order making the EWG findings requested herein, on or before October 15, 2001.

            5. Specific Relief Requested. Petitioners request, on or before October 15, 2001, this Commission make the findings required by 15 U.S.C.ss. 79z-5a(c), and stated above, so that CG&E's generating facilities qualify as "eligible facilities."

            6. Commission Findings. As noted above, PSI presented the testimony of Douglas F. Esamann, Vice President and Chief Financial Officer of Cinergy's Energy Merchant Business Unit, and provided the Commission with a supporting legal memorandum that addressed the legal aspects of the required determinations. There was no evidence presented at the public hearing to contradict approval, and no party argued that anything other than that the relief requested by the Petitioner should be granted in full.

            a. Benefit to consumers. Esamann testified concerning the benefits to customers and to the public interest that will result from CG&E's transfer of its electric generating properties to an affiliated EWG. Esamann testified that, under the Ohio restructuring legislation, the separation of a utility's noncompetitive retail electric service from its competitive services serves to prevent the abuse of market power and improper cross-subsidization. By transferring its generation properties to the EWG, CG&E will achieve the corporate separation that is required by Ohio law, and the public will benefit from the decreased risk of market power abuse and cross- subsidization. The Commission finds that consenting to the designation of CG&E's generating facilities as Eligible Facilities will benefit consumers.

            b. Public Interest. Esamann testified that the transfer of CG&E's generating properties to the EWG supports competition in the wholesale market. In Esamann's opinion, an increasingly robust wholesale market will ultimately result in the production of electricity in the most cost-effective manner, thus benefiting consumers and the public interest. Furthermore, the Commission specifically found that the Cause No. 41954 settlement agreement served the public interest, and as noted above, the Commission's approval in this Cause is a condition of that settlement agreement. Thus, the Commission finds that consenting to the designation of CG&E's generating facilities as Eligible Facilities - as a condition of that settlement agreement - also serves the public interest.

            c. No violation of state law. Esamann also testified that the transfer of CG&E's electric generating facilities to the EWG will not violate Indiana law. This position was supported by the Petitioners' memorandum of law. CG&E has no retail customers in Indiana, is not transferring assets located in Indiana, and is regulated by Ohio. Esamann testified that the approval of the Petition will be consistent with the PUCO's approval of CG&E's transition plan and will thus further compliance with Ohio laws and agency orders. The Commission's review of the applicable law indicates that the issuance of this order will violate no state laws.

            d. Conclusion. The Commission finds that, for all of the foregoing reasons, allowing CG&E's generating facilities to be Eligible Facilities will benefit consumers, is in the public interest, and does not violate state law.

IT IS THEREFORE ORDERED BY THE INDIANA UTILITY REGULATORY
COMMISSION that:

     1. Consistent with the Commission's findings above, the relief requested by the PSI Energy, Inc. and The Cincinnati Gas & Electric Company in their Joint Petition filed August 24, 2001, is hereby granted.

     2. This Order shall be effective on and after the date of its approval.


McCARTY, RIPLEY, SWANSON-HULL AND ZIEGNER CONCUR;
HADLEY ABSENT:
APPROVED:


I hereby certify that the above is a true and correct copy of the Order as approved.


-------------------------------------
Pamela K. White
Acting Secretary to the Commission

  On May 11, 2001, the Kentucky Public Service Commission issued an order in Case No. 2001-058 making findings pursuant to section 32(c) of PUHCA corresponding to those requested by the Petitioners here. Those findings are a precondition for CG&E's generating facilities to become Eligible Facilities.
  As defined in section 32 of PUHCA, an EWG is an entity dedicated exclusively to owning and/or operating electric generating facilities (called "eligible facilities"). By law, an EWG must sell all of its power at wholesale and is prohibited from making retail sales. An EWG is considered a nonutility company under PUHCA and is exempt from direct regulation by the SEC thereunder.